Exhibit 99.1
Press Release

For Immediate Release

July 18, 2019

JOWAY HEALTH INDUSTRIES GROUP, INC. RESPONDS TO PROMOTIONAL PUBLICATIONS

On July 8, 2019, Joway Health Industries Group, Inc. (the “Company”) received an inquiry from the OTC Markets concerning the recent publication of three separate statements published on the websites of certain stock promoters, with a resultant rise in the price of the Company’s common stock as traded on the OTCQB under the symbol GTVI.

Set forth below are certain of the questions posed by the OTC Markets and the Company’s responses to such questions.

1.    Summarize the Company’s full understanding of the promotional activities, including:

a) The date on which the Company became aware of the promotional activities.

Company Response: On July 9, 2019, the Company learned of the promotional activities only from the email it received from the OTC Markets.

b) The effect of the promotional activities on the trading activity of the Company’s security.

Company Response: Trading activity in the Company’s stock increased in these days after publication of the promotional material.

c) A clear description of the source and content of the promotional activities.

Company Response: We had never made a promotional activity and were not told of promotional activity by any director, management, officers and other third party service providers. We know it from your [OTC Markets Group] email and from the three promotional materials we found that someone are making promotional activities. We are confused about the source and the reason of the promotional activities. We are investigating this activity now.

2.    State if the Company or its officer(s) were involved, directly or indirectly, with the creation, distribution, or payment of the promotional materials.

Company Response: After internal probes, the Company does not believe that any officer was involved in the promotional activities.

If the Company was involved, provide a clear description and describe any and all engagements and/or agreements, written or oral, related to the promotional activities. Additionally, state whether the Company had editorial control over the content.

Company Response: Not applicable.

3.    Comment on whether statements made in the promotional materials are materially false and/or misleading.

Company Response:  We didn’t find the promotional material until we received the OTC Markets email dated July 8, 2019, so we can just make our comments on the three promotional materials from you. We think the statements in the three promotional materials are from our website and our 10K published on April 1, 2019. Parts of the statements in the three promotional materials are outdated and misleading. For example, they said that we own an international high-standard health industry production with high-tech research equipment now. Indeed, it is an outdated statement. In 2018, we reviewed our description on our website and thought that our industry production and research equipment are not on the international high standard, so we deleted this disclosure on our website.

4.    State whether, after inquiry of management, the directors and control persons, its officers, directors, any controlling shareholders (defined as shareholders owning 10% or more of the company’s securities), or any third-party service providers have, directly or indirectly, been involved in any way (including payment of a third-party) with the creation, distribution, or payment of promotional materials related to the Company and its security.

Company Response: We have inquired of our president, directors, CEO, CFO and our attorney firm, but we don’t find anyone involved in this promotional activities, directly or indirectly.

5.    State whether, after inquiry of management, the directors, control persons, and any third-party service providers, the Company, its officers, directors, any controlling shareholders, or any third-party service providers have sold or purchased the Company’s securities within the past 90 days.

Company Response: After inquiry, we don't find anyone sold or purchased our securities within the past 90 days.

6.   Provide a complete and updated list of third-party providers engaged by the company to provide investor relations services, public relations services, marketing, or other related services including the promotion of the Company or its securities in the last twelve months.

Company Response:  VStock Transfer, LLC is the only company that serves us as the Company’s stock transfer agent. The Company does not use or engage any investor relations or public relations service providers.

7.    State whether the company has at any point issued shares or convertible instruments allowing conversion to equity securities at prices constituting a discount to the current market rate at the time of the issuance. If so, please provide a brief summary of such issuances including the date of the issuance, number of shares issued, price at which the shares issued. In the case of convertible instruments, please provide a summary of all such outstanding instruments including the date of issuance, name of the party the instrument(s) were issued to, and the conversion terms of the instrument.

Company Response: The Company did not issue any shares or convertible instruments allowing conversion to equity securities at prices constituting a discount to the current market rate at the time of the issuance.

In summary, the Company and its management have no knowledge of why these promotional statements were published, do not endorse such statements, and believe that certain of the statements contained in the promotional activity were inaccurate.

For further information contact:

Jessie Zhan, Financial Department

Joway Health Industries Group, Inc.

Email: zhangjh@jowaygroup.com

Tel: +86- 22-22533666